CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****].

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT

AMONG

[****]

and

[****]

as Sellers

AND

CTO REALTY GROWTH, INC.,

as Purchaser

November 28, 2022

Table of Contents

Page

Article 1. DEFINITIONS1

Article 2. PURCHASE AND SALE7

2.1.Agreement to Sell and Purchase the Property7

2.2.Permitted Exceptions7

2.3.Earnest Money7

2.4.Purchase Price8

2.5.Closing8

2.6.Independent Contract Consideration9

Article 3. PURCHASER’S INSPECTION AND REVIEW RIGHTS9

3.1.Due Diligence Inspections9

3.2.Purchaser’s Access to Property Records of Seller11

3.3.Condition of the Property11

3.4.Title and Survey12

3.5.Service Contracts13

3.6.Termination of Agreement14

3.7.Confidentiality14

3.8.Access Agreement15

3.9.Exhibits and Schedules15

Article 4. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS16

4.1.Representations and Warranties of Seller16

4.2.Qualification of Representations and Warranties of Seller17

4.3.Covenants and Agreements of Seller21

4.5.Representations and Warranties of Purchaser22

Article 5. CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS22

5.1.Seller’s Closing Deliveries22

5.2.Purchaser’s Closing Deliveries24

5.3.Closing Costs25

5.4.Prorations and Credits26

Article 6. CONDITIONS TO CLOSING28

6.1.Conditions Precedent to Purchaser’s Obligations28

6.2.Conditions Precedent to Seller’s Obligations29

Article 7. CASUALTY AND CONDEMNATION29

7.1.Casualty29

7.2.Condemnation30

Article 8. DEFAULT AND REMEDIES31

8.1.Purchaser’s Default31

8.2.Seller’s Default31

Article 9. ASSIGNMENT32

9.1.Assignment32

Article 10. BROKERAGE COMMISSIONS32

10.1.Broker32

Article 11. LIMITATIONS ON LIABILITY33

11.1.Survival of Seller’s Covenants, Representations and Warranties33

11.2.Minimum and Maximum Liability33

11.3.No Consequential or Punitive Damages33

11.3.Additional Limitations on Seller’s Liability33

11.5.Exculpation33

11.6.Survival.33

Article 12. MISCELLANEOUS33

12.1.Notices33

12.2.Time Periods35

12.3.Publicity35

12.4.Severability35

12.5.Construction35

12.6.Submission to Jurisdiction35

12.7.Governing Law36

12.8.General Provisions36

12.9.Attorneys’ Fees36

12.10.Counterparts37

12.11.Effective Agreement37

12.12.Solicitation of Offers37

12.12. 1031 Tax-Deferred Exchange37

12.13.Survival37

SCHEDULES

[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

EXHIBITS

[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of November, 2022 (the “Effective Date”), by and among (i) [****] as a seller, (ii) [****] being collectively referred to herein as the “Sellers” and, each, individually, as a “Seller”), as a seller, and (iii) CTO REALTY GROWTH, INC., a Maryland corporation (the “Purchaser”), as purchaser.

W I T N E S S E T H:

WHEREAS, subject to the terms and provisions of this Agreement, each of the Sellers intends to sell all of its right, title, and interest in and to the land, buildings, and other improvements commonly known as [****] and

WHEREAS, the Purchaser intends to purchase the same from the Sellers in accordance with this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

Article 1.
DEFINITIONS

For purposes of this Agreement, each of the following capitalized terms shall have the below corresponding meanings:

“2019 Survey” shall have the meaning ascribed thereto in Section 3.3 hereof.

“Access Agreement” [****].

“Additional Deposit” [****]

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“Assignment and Assumption of Leases and Security Deposits” shall have the meaning ascribed thereto in Section 5.1(b) hereof.

“Bill of Sale” shall have the meaning ascribed thereto in Section 5.1(c) hereof.

“Broker” shall have the meaning ascribed thereto in Section 10.1 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banking institutions in the State of Georgia are authorized by law or executive action to close for substantially all business.

“Claim Cap” shall have the meaning ascribed thereto in Section 11.2 hereof.

“Closing” shall have the meaning ascribed thereto in Section 2.5 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 2.5 hereof.

“Closing Documents” shall mean any agreement, certificate, instrument, or other document as required to be delivered at Closing pursuant to this Agreement, exclusive of underlying agreements, certificates, instruments, and other documents that are simply assigned or delivered to the Purchaser in accordance with this Agreement.

“Confidential Information” shall have the meaning ascribed thereto in Section 3.7 hereof.

“Data Room” shall mean the online data room maintained by Broker to which the Purchaser has been given access prior to the Effective Date.

“Deed” shall have the meaning ascribed thereto in Section 5.1(a) hereof.

“Deferred Rent” shall have the meaning ascribed thereto in Section 5.4(c) hereof.

“Earnest Money” shall mean the sum of (a) the Initial Deposit and (b) subject to the terms of Section 2.3(b) hereof, the Additional Deposit (including, for the avoidance of doubt, the interest incurred as part of the Initial Deposit and the Additional Deposit).

“Effective Date” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction, or decree now or hereafter relating to pollution, substances, or materials which are considered to be hazardous, toxic, or harmful to human health or the environment, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act (codified in various sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 201 et seq. and § 300 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 1100 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing, and all regulations promulgated or issued pursuant thereto.

“Escrow Agent” [****]

“Escrow Agreement” shall mean the Escrow Agreement executed concurrently herewith among the Sellers, the Purchaser, and the Escrow Agent with respect to the Earnest Money, as the same may be amended from time to time.

“First Title Notice” shall have the meaning ascribed thereto in Section 3.4 hereof.

“General Assignment” shall have the meaning ascribed thereto in Section 5.1(d) hereof.

“Hazardous Substances” shall mean any and all hazardous wastes, substances, and materials that might be expected to pose a hazard to health, safety, or the environment, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited, or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum, polychlorinated biphenyls, mold, bacteria, viruses, and infectious matter and any material or substance, or combination of materials or substances displaying any explosive, volatile, radioactive, toxic, corrosive, flammable, ignitable or reactive characteristic or which may cause a nuisance, injury, harm or degradation to human health, welfare or the environment).

“Improvements” shall mean all buildings, structures, and improvements now or on the Closing Date situated on the Land.

“Initial Deposit” [****]

“Inspection Period” [****]

“Intangible Property” shall mean all intangible property, if any, owned by either Seller and related to the Real Property and the Personal Property, including without limitation, the rights and interests, if any, of either Seller in and to the following (all to the extent assignable and without payment by either Seller): (a) all plans and specifications and other architectural and engineering drawings for the Improvements; (b) all warranties, bonds, and guaranties given or made in respect of the Improvements or Personal Property, including, without limitation, all roof warranties; (c) all consents, authorizations, variances, waivers, licenses, permits, and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau, or other entity or instrumentality solely in respect of all or any portion of the Real Property; (d) any marks, service marks, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark (and the material related thereto), (e) the website and all content of and media files and social media accounts associated with the Property (if any) (it being understood, however, that the foregoing shall not include any website or social media account that is a part of any website or social media account utilized by any Seller Affiliate or Seller’s property manager with respect to other properties, and the Sellers and their property manager shall have the right to remove any materials or information from any such website or social media as naming or referencing either Seller or its property manager), and (f) the non-exclusive rights, if any, to the identifying name of the Real Property, but exclusive of (i) any appraisals, budgets, licensed or proprietary computer software, strategic plans, internal analyses, inspection reports, marketing materials and analyses, corporate records and documents, attorney and accountant work product, attorney-client privileged documents, and other similar information of either Seller which either Seller deems confidential or proprietary, (ii) any and all bank accounts and cash on hand or on account, (iii) rights retained by either Seller pursuant to this Agreement as against third parties, (iv) rights of the Sellers under this Agreement, (v) rights of either Seller as retained under this Agreement, and (vi) obligations owed to either Seller under this Agreement.

“Land” shall mean the real property described on Exhibit “A” attached hereto.

“Leases” shall mean all leases, occupancy agreements, and other similar agreements with respect to the Property by which a Seller is bound as referenced on [****] attached hereto, together with all amendments, modifications, extensions, and renewals thereof and all guarantees with respect to any of the foregoing, and any new leases, occupancy agreements, or similar agreements entered into with respect to the Property in accordance with [****] hereof.

“Major Tenants” shall mean the Tenants identified on [****] attached hereto.

“Must-Cure Items” shall mean: (a) voluntary liens, mortgages, or deeds to secure debt granted or expressly assumed by a Seller, (b) mechanics’ liens (exclusive of mechanics’ liens with respect to work directed by any tenant or subtenant under a Lease, unless the same is reflective of a Seller’s failure to satisfy its obligations under the applicable Lease), (c) judgment liens against the Property as arising from any judgment against either Seller or any of its constituent owners, (d) tax liens (other than for real estate taxes) against a Seller or any of its constituent owners, (e) liens for past-due real estate taxes and assessments and utility bills (it being understood that any real estate taxes and assessments as due and payable at Closing shall be paid at Closing and be subject to proration as provided in Section 5.4 hereof), and (f) any encumbrances placed on the Property after the Effective Date in violation of Section 4.3(e) hereof.

“Notice of Taking” shall have the meaning ascribed thereto in Section 7.2 hereof.

“Permitted Change” shall mean an actual or deemed modification to a representation or warranty of a Seller as set forth in Section 4.1 hereof that is due to (a) any action of the Purchaser or any of the Purchaser Parties, (b) an event or circumstance occurring after the Effective Date that is beyond the reasonable control of the Sellers and does not result from (i) a breach by a Seller of Section 4.3 of this Agreement, (ii) any violation of any applicable law as in effect on the Effective Date by any Seller Party, or (iii) a breach by any Seller Party of any agreement to which any Seller Party is bound (including a breach of any Lease by a Seller), (c) an event or circumstance occurring after the Effective Date that results from an act of a Seller that is permitted under Section 4.3 of this Agreement, (d) a default or insolvency of a Tenant under a Lease, (e) any litigation commenced against a Seller after the Effective Date that (i) is fully covered by a Seller’s insurance (other than deductibles) and/or amounts to be held or disbursed by Escrow Agent at or following Closing for the resolution of such litigation, and (ii) could not reasonably be expected to result in an actual loss or liability to the Purchaser or an encumbrance upon the Property, or (f) any matter contemplated by Article 7 hereof.

“Permitted Exceptions” shall mean [****]

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, governmental authority, or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” shall mean all furniture, carpeting, draperies, appliances, tangible personal property, machinery, and equipment owned by either Seller and currently used exclusively in the operation, repair, and maintenance of the Real Property or a portion thereof and situated thereon (subject to depletions, replacements, and additions in the ordinary course of business), including, without limitation, the items of personal property listed on Schedule 2.1(c) attached hereto, and all non-confidential books, records, and files of either Seller relating to the Real Property, exclusive of (a) any appraisals, budgets, licensed or proprietary computer software, strategic plans, internal analyses, inspection reports, marketing materials and analyses, corporate records and documents, attorney and accountant work product, attorney-client privileged documents, and other similar information of either Seller which such Seller reasonably deems confidential or proprietary, (b) the Intangible Property, and (c) any property owned by any Tenant, party claiming through a Tenant, contractor, property manager, or licensee.

“Property” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Purchase Price” shall be the amount specified in Section 2.4 hereof.

“Purchaser” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“Purchaser Certificate” shall have the meaning ascribed thereto in Section 5.2(d) hereof.

“Purchaser Parties” shall have the meaning ascribed thereto in Section 3.7 hereof.

“Real Estate Transfer Taxes” shall mean any transfer tax, excise tax, documentary stamp tax, or similar tax (however denominated) which may be imposed by the state, county, or municipality in which the Property is located and payable in connection with the conveyance of the Property by the Sellers to the Purchaser.

“Real Property” shall mean (a) the Land, (b) all right, title and interest of any Seller in and to any rights, privileges, appurtenances, and easements appurtenant to the Land, and all right, title and interest, if any, of any Seller in and to any land lying in the bed of any street, road, alley, or right-of-way, open or closed, adjacent to or abutting the Land, and (c) all right, title, and interest of Seller in and to the Improvements.

“Release Carve-Out Claim” shall mean any claim asserted by the Purchaser after the Closing that (a) is asserted in accordance with the provisions of Section 4.2(c) hereof with respect to a breach of a representation or warranty given by a Seller under Section 4.1 hereof or in any Closing Document, subject to the provisions of Article 11 hereof, (b) is commenced and maintained for the purpose of enforcing a covenant of a Seller under this Agreement that, by its express terms, survives the Closing, or (c) results from the actual fraud of a Seller.

“Scheduled Closing Date” shall mean [****].

“Security Deposits” shall mean any security deposits or similar amounts with respect to any of the Leases as set forth on the Rent Roll.

“Seller(s)” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“Seller Certificate” shall have the meaning ascribed thereto in Section 5.1(k) hereof.

“Seller Effective Date Breach” shall mean a breach of a representation or warranty as given by a Seller under Section 4.1 hereof which meets the following criteria: (a) the applicable representation or warranty was untrue or inaccurate in a material respect as of the Effective Date, and (b) information to correct the subject representation or warranty (assuming a deemed modification thereto as contemplated by Section 4.2 hereof) was not provided to the Purchaser prior to the expiration of the Inspection Period (either by placing the same in the Data Room by December 9, 2022 or by written notice to the Purchaser prior to the expiration of the Inspection Period).

“Seller Knowledge Individual” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

“Seller Parties” shall mean each Seller, its Affiliates, its property manager, its lender, its direct and indirect investors, and its and their respective agents, employees, officers, directors, and attorneys.

“Service Contracts” shall mean all those certain service contracts or agreements pertaining to the use, operation, management, or maintenance of the Property or any portion thereof as more particularly identified on Schedule 4.1(f) attached hereto and made a part hereof, together with all amendments, modifications, extensions, and renewals thereof.

“Settlement Statement” shall have the meaning ascribed thereto in Section 5.1(i) hereof.

“Subsequent Title Notice” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Survival Period” means the period of nine (9) months following the Closing Date.

“Taking” shall have the meaning ascribed thereto in Section 7.2 hereof.

“Tax Deferred Exchange” shall have the meaning ascribed thereto in Section 12.13 hereof.

“Taxes” shall have the meaning ascribed thereto in Section 5.4(a) hereof.

“Tenant” shall mean a tenant under a Lease.

“Tenant Estoppel Certificate” shall have the meaning set forth in Section 6.1(c) hereof.

“Tenant Inducement Costs and Leasing Expenses” shall mean (a) all out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the Tenant thereunder that is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, space planning and design, architect, refurbishment and other work allowances, expenses, and costs, and (b) the amount of any unapplied free rent credit, operating expense credit, rent abatement and/or operating expense abatement to which any Tenant is entitled under its respective Lease as more particularly set forth on Schedule 4.1(e)(3) attached hereto; but in all instances, exclusive of (i) landlord repair and maintenance obligations, (ii) obligations that would arise under or with respect to a Lease as a result of a Tenant election made following the Effective Date with respect to an option right of the Tenant as set forth in its Lease, (iii) rent abatements attributable to any casualty or condemnation with respect to any portion of the Property, (iv) rent abatements attributable to any interruption in services with respect to any portion of the Property, (v) any agreed-upon rent abatement or reduction arrangements as set forth in a Lease that apply to periods of time after the Tenant has commenced paying full rent thereunder, and (vi) any expense stop arrangements or limits with respect to operating expense pass-through items.

“Tenant Notice of Sale” shall have the meaning ascribed thereto in Section 5.1(l) hereof.

“Title Company” shall mean Fidelity National Title Insurance Company, with Essex Title, as agent.

“Title Commitment” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Title Policy” means an ALTA extended owner’s title insurance policy in the amount of the Purchase Price issued by the Title Company with respect to the Real Property, insuring that the fee simple interest with respect to the Real Property is, following Closing, vested in the Purchaser, subject only to the Permitted Exceptions.

“Updated Survey” shall have the meaning ascribed thereto in Section 3.3 hereof.

Article 2.
PURCHASE AND SALE
2.1.Agreement to Sell and Purchase the Property.  Subject to and in accordance with the terms and provisions of this Agreement, the Sellers agree to sell and the Purchaser agrees to purchase, the following as owned by either Seller (the “Property”):
(a)the Real Property;
(b)all right, title, and interest of each Seller as “landlord” or “lessor” in and to the Leases and the Security Deposits, subject to the rights reserved to each Seller under this Agreement;
(c)all right, title, and interest of each Seller in and to the Personal Property; and
(d)all right, title, and interest of each Seller in and to the Intangible Property.
2.2.Permitted Exceptions.  The Property shall be conveyed subject to the Permitted Exceptions.
2.3.Earnest Money.
(a)Within three (3) Business Days following the Effective Date, the Purchaser shall deposit the Initial Deposit with the Escrow Agent via wire transfer of immediately available funds.

(b)If this Agreement is not terminated pursuant to the terms hereof prior to the expiration of the Inspection Period, the Purchaser shall deposit the Additional Deposit with the Escrow Agent via wire transfer of immediately available funds within one (1) Business Day following the expiration of the Inspection Period.  In the event that the Purchaser fails timely to deposit the Additional Deposit with Escrow Agent, this Agreement shall, at Sellers’ election, terminate, Escrow Agent shall disburse the Initial Deposit to the Sellers, and no party hereto shall have any other or further rights or obligations under this Agreement, except with respect to those provisions of this Agreement which by their express terms survive the termination of this Agreement.
(c)At the Closing (if the same occurs), the Earnest Money shall be applied to the Purchase Price.  The Earnest Money shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement.  Interest and other income from time to time earned on the Initial Deposit and/or the Additional Deposit shall be considered to be a part of the Initial Deposit, the Additional Deposit (if applicable), and the Earnest Money, and shall be paid to the party entitled to receive the Earnest Money pursuant to this Agreement (with the same being treated as income to the Purchaser for tax purposes).
2.4.Purchase Price.  Subject to the adjustments and credits as otherwise specified in this Section 2.4 and elsewhere in this Agreement, including, without limitation, pursuant to Section 5.4 below, the aggregate purchase price (the “Purchase Price”) to be paid by the Purchaser to the Sellers for the Property shall be an amount equal to NINETY-SIX MILLION AND NO/100 DOLLARS ($96,000,000.00).  [****]  At the Closing, the Purchase Price shall be paid by the Purchaser to the Sellers as follows:
(a)The Earnest Money shall be paid by the Escrow Agent to the Sellers; and
(b)The balance of the Purchase Price, after deducting an amount equal to the Earnest Money and accounting for the adjustments, credits, and prorations as provided in this Agreement, shall be paid by the Purchaser in immediately available funds to the Escrow Agent for further delivery on the Closing Date to one or more accounts designated by the Sellers.
2.5.Closing.  The consummation of the sale by the Sellers and the purchase by the Purchaser of the Property (the “Closing”) shall be held through an escrow established at the offices of Escrow Agent on the Scheduled Closing Date or such other date and time as is mutually agreed to by the Sellers and the Purchaser (the actual date of Closing being referred to herein as the “Closing Date”).  It is contemplated that the transaction shall be closed with the concurrent delivery of all closing deliveries as set forth in Article 5 hereof and the payment of the Purchase Price.  There shall be no requirement that the Sellers and the Purchaser physically meet for the Closing.  The Sellers, on the one hand, and the Purchaser, on the other hand, may each enter into such separate closing instructions with the Escrow Agent as they deem to be necessary or appropriate in connection with the Closing; provided, however, such closing instructions shall not amend or otherwise modify the rights and obligations of the parties under this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, it is understood and agreed that (i) the assets constituting the Property are to be sold by the Sellers to the Purchaser in a single transaction, (ii) neither Seller shall be under any obligation to proceed with the Closing unless the Purchaser is purchasing the applicable assets of both Sellers at the Closing, and (iii) the Purchaser shall be under no obligation to proceed with the Closing unless both Sellers are conveying their respective and applicable assets to the Purchaser at the Closing.
2.6.Independent Contract Consideration.  Notwithstanding anything to the contrary contained in this Agreement, the amount of One Hundred and No/100 Dollars ($100.00) from the Earnest Money shall be non-refundable for all purposes and shall be payable to the Sellers if this Agreement is terminated for any reason.  The Sellers and the Purchaser hereby mutually acknowledge and agree that said sum represents adequate bargained-for consideration for the Sellers’ execution and delivery of this Agreement and the Purchaser’s right to inspect the Property pursuant to Article 3 hereof.
Article 3.
PURCHASER’S INSPECTION AND REVIEW RIGHTS
3.1.Due Diligence Inspections.
(a)From the Effective Date until the Closing Date or earlier termination of this Agreement, the Sellers shall permit the Purchaser and the Purchaser Parties to inspect the Property, to perform due diligence with respect to the Property, to examine the non-proprietary and non-confidential records of the Sellers pertaining to the Property, and make copies thereof, at such times during normal business hours as the Purchaser may reasonably request, subject to the last sentence of this Section 3.1(a).  All such inspections shall be nondestructive and non-invasive in nature and shall not include any physically intrusive, invasive, or destructive testing or boring without the Sellers’ prior written approval, which approval may be given or withheld in the Sellers’ sole and absolute discretion.  All such inspections shall be performed in such a manner so as not to interfere (other than to a de minimis extent or as customarily associated with commercially reasonable due diligence activities) with the business of Tenants at the Property and/or the operation of the Property, and, in each case, subject to the rights of Tenants under their applicable Leases.  The Sellers shall have the right to have a representative of the Sellers present during any such inspection.  Contact and communications by the Purchaser or the Purchaser Parties with any Tenants, property managers, or contractors of the Property shall be limited to reasonable and customary interviews scheduled through the Sellers, and no such interview shall occur unless the applicable counterparty consents thereto and a representative of the Sellers has the opportunity to jointly participate in such interview.  All inspection fees, appraisal fees, engineering fees, and all other costs and expenses of any kind incurred by the Purchaser relating to the inspection of the Property shall be solely the Purchaser’s expense.  The Purchaser shall contact the Seller to schedule all inspections and interviews pursuant to this Agreement not less than forty-eight (48) hours in advance of any such inspection and/or interview, which scheduling arrangements may be made via email addressed to [****] and the Sellers shall cooperate with the Purchaser in a commercially reasonable manner to facilitate such scheduling.
(b)Reserved.
(c)The Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of any Purchaser Party in connection with any access to or inspection or testing of the Property or any other activities directly arising out of any Purchaser Party’s access to the Property pursuant to or in connection with this

Agreement.  In the event that any lien is placed upon all or any portion of the Property by any Purchaser Party (including any contractors or subcontractors thereof) as a result of the due diligence being performed hereunder (and not arising through a Seller or any Seller Party or derived as a result of a Seller separately engaging any such Purchaser Party), the Purchaser shall pay or discharge of record such lien within fifteen (15) Business Days after receiving written notice of such lien.  If the Purchaser fails to have any such lien discharged of record within such fifteen (15) Business Day period, then the Sellers may cause the same to be discharged of record and recover from the Purchaser all actual, out-of-pocket costs and expenses incurred by the Sellers in connection therewith (including, without limitation, reasonable, attorneys’ fees).  For the avoidance of doubt, if the Purchaser in its discretion determines that any such lien should be contested, the Purchaser may discharge the same of record by obtaining a bond sufficient to cause any such lien to be insured over. The obligations of the Purchaser as set forth in this Section 3.1(c) shall survive the termination of this Agreement.
(d)If the Purchaser or any of the other Purchaser Parties damages the Property or any portion thereof, the Purchaser shall, at Sellers’ election, either (i) at Purchaser’s sole cost and expense, promptly return the Property to substantially the same condition which existed immediately prior to such damage or disturbance, or (ii) reimburse Sellers, within twenty (20) days following written demand, for the actual out-of-pocket and documented costs of any repairs or replacements as reasonably necessary to return the Property to substantially the same condition which existed immediately prior to such damage.  The Purchaser hereby agrees to and shall indemnify, defend (with counsel reasonably acceptable to the Sellers), and hold harmless the Seller Parties from and against any and all costs, claims, liabilities, and losses which any such Seller Party actually incurs (including, without limitation, reasonable attorneys’ fees) as and to the extent arising from or attributable to the inspection of the Property by any Purchaser Party in connection with this Agreement.  Notwithstanding the foregoing, under no circumstances shall Purchaser or any other Purchaser Party be liable to or indemnify Seller or the Seller Parties for (i) any costs, claims, liabilities, and losses (A) to the extent arising from or attributable to the Purchaser or any Purchaser Party’s mere discovery of hazardous materials or other pre-existing conditions at the Property (except to the extent exacerbated by the Purchaser or any Purchaser Party), (B) to the extent caused by the gross negligence or willful misconduct of any Seller or any Seller Party, or (C) to the extent the same constitute special, consequential, or punitive damages (except to the extent the same are claimed against a Seller Party by a third party that is not a Seller Party, in which case the obligation of the Purchaser to provide indemnification and defense shall apply, with the Purchaser having the right to handle such defense with counsel reasonably approved by the Sellers); and (ii) any diminution in the market value of the Property resulting from the information disclosed by any such investigation or tests, unless and to the extent such diminution in market value results from a breach of Section 3.7 of this Agreement.  The repair obligations of the Purchaser under this Section 3.1(d) shall survive the Closing or earlier termination of this Agreement (but, following any termination of this Agreement, such obligations shall survive only as to matters with respect to which the Sellers have provided the Purchaser written notice during the ninety (90) day period following such termination).  The indemnity obligations of the Purchaser under this Section 3.1(d) shall survive the Closing or earlier termination of this Agreement, but only as to claims asserted during the applicable statute of limitations period.
(e)[****].

3.2.Purchaser’s Access to Property Records of the Seller.  From the Effective Date until the Closing Date or earlier termination of this Agreement, the Sellers shall allow the Purchaser and the Purchaser Parties to access such of the Sellers’ records as located in the Data Room, for the purpose of inspecting the same, subject, however, to the provisions of this Agreement, including Section 3.7 hereof.  The Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, the Sellers make no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy, or completeness of any such records, evaluations, data, investigations, reports, or other materials.
3.3.Survey Update. [****].
3.4.Title and Survey.  The Sellers have caused or will promptly cause the Title Company to provide to the Purchaser an owner’s title insurance commitment with respect to the Property (the “Title Commitment”).  [****]
3.5.Service Contracts.  At or prior to Closing, the Sellers shall cause all Service Contracts to be terminated and no longer applicable to the Property such that the Purchaser shall have no obligations thereunder (it being understood that the existence of residual true-up or similar obligations as between a Seller and the counterparty to a Service Contract shall not be regarded as a breach of this Section 3.5).
3.6.Termination of Agreement.  The Purchaser shall have until the expiration of the Inspection Period to determine the suitability of the Property for acquisition by the Purchaser for any reason or no reason, in its sole and absolute discretion.  The Purchaser shall have the right to terminate this Agreement prior to the expiration of the Inspection Period by giving written notice to the Sellers of such election to terminate, time being of the essence.  If the Purchaser so elects to terminate this Agreement pursuant to this Section 3.6, (a) the Escrow Agent shall return the Earnest Money to the Purchaser, (b) the Sellers, on the one hand, and the Purchaser, on the other hand, shall each pay one-half (½) of any escrow cancellation fees or charges, (c) the Purchaser shall pay all costs and expenses incurred by the Purchaser in the performance of the Purchaser’s due diligence inspection of the Property (including, without limitation, all environmental reports, and engineering or property condition reports, but with the Sellers, in such event, to be responsible for the cost of the Title Commitment and the Updated Survey), and (d) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.  If the Purchaser fails to so terminate this Agreement prior to the expiration of the Inspection Period pursuant to this Section 3.6, the Purchaser shall have no further right to terminate this Agreement other than as expressly set forth elsewhere in this Agreement, and the Earnest Money shall become non-refundable.  Notwithstanding the foregoing, in the event that the Inspection Period is extended as provided under Section 3.3 hereof, the right of the Purchaser to terminate this Agreement pursuant to this Section 3.6 as existing during the period following December 14, 2022, and prior to the expiration of the Inspection Period (as extended) shall only be exercised in the event that the Purchaser, in its sole but reasonable discretion, determines that a matter of survey as shown on the Updated Survey, which matter was not shown on the 2019 Survey, would have an adverse effect on the use, operation, or value of the Property or the ownership thereof.
3.7.Confidentiality.  [****].

3.8.Access Agreement. [****]
3.9.Exhibits and Schedules [****]
Article 4.
REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS
4.1.Representations and Warranties of Seller.  Each Seller, as to itself and its portion of the Property only, hereby makes the following representations and warranties to the Purchaser as of the Effective Date, with such representations and warranties to be remade on and as of the Closing Date, subject to the provisions of Section 4.2 hereof, pursuant to the Seller Certificate:
(a)[****]
(b)[****]
(c)[****]
(d)[****]
(e)[****]
(f)[****]
(g)[****]
(h)[****]
(i)[****]
(j)[****]
(k)[****]
(l)[****]
4.2.Qualification of Representations and Warranties of Seller.
(a)[****]
(b)[****]
(c)[****]
(d)Purchaser Acknowledgement. [****]
(e)
(f)[****]

(g)[****]
(h)[****]
4.3.Covenants and Agreements of the Seller.
(a)[****]
(b)[****]
(c)Operation of Property.  During the pendency of this Agreement, each Seller shall continue to operate the Property in a manner reasonably consistent with its past practices (including the maintenance of insurance with respect thereto), subject to the need to address unusual or extraordinary events beyond the reasonable control of either Seller.  In addition, during the pendency of this Agreement, neither Seller shall make any capital improvements or material alterations to the Property without receiving the Purchaser’s prior written consent thereto, exclusive of repairs following a casualty, repairs and replacements in the ordinary course of business or as necessary for the continued safe and orderly operation of the Property, and improvements and alterations necessary to comply with the terms of any Lease.
(d)Management Agreements.  Upon Closing, each Seller shall cause the property management agreement to which it is a party with respect to the Property to be terminated or to be no longer binding upon the Property.
(e)No Encumbrances.   During the pendency of this Agreement, neither Seller shall voluntarily encumber all or any portion of the Property (other than as permitted pursuant to the above provisions of this Section 4.3 or otherwise pursuant to the terms of this Agreement), with any instrument that would be binding on the Purchaser or the Property following the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld prior to the expiration of the Inspection Period but which may be granted or withheld in the Purchaser’s sole discretion thereafter.
(f)Zoning.   During the pendency of this Agreement, neither Seller shall apply for or knowingly and actively consent to any zoning change, variance, subdivision, lot line adjustment, or similar change with respect to all or any portion of the Property without the prior consent of the Purchaser, which consent shall not be unreasonably withheld prior to the expiration of the Inspection Period but which may be granted or withheld in Purchaser’s sole discretion thereafter.
(g)Mechanic Liens Arising Through Tenants.  [****]
(h)CC&R Estoppels.  If requested by the Purchaser prior to the expiration of the Inspection Period, the Sellers shall request an estoppel certificate from the applicable counterparties to any declaration or similar instrument as encumbering the Property in such form as reasonably requested by the Purchaser (all to the extent any such counterparty can reasonably be identified and contacted); it being understood, however, that the failure of either Seller to obtain any such estoppel certificate shall not be considered to be a default by such Seller hereunder or the failure of any condition to Closing.

(i)[****]
4.4.Representations and Warranties of Purchaser.  The Purchaser hereby makes the following representations and warranties to the Sellers as of the Effective Date, with such representations and warranties to be remade on and as of the Closing Date pursuant to the Purchaser Certificate:
(a)Organization, Authorization and Consents.  The Purchaser is a duly organized and validly existing corporation under the laws of the State of Maryland, and the Purchaser has the right, power, and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated by this Agreement and to perform and observe the terms and provisions hereof.
(b)No Violations of Agreements.  None of the execution, delivery, or performance of this Agreement by the Purchaser will result in any breach of the terms, conditions, or provisions of any agreement or instrument by which the Purchaser is bound in a manner that would result in any liability to Sellers or affect the ability of the Purchaser to perform its obligations under this Agreement in any material respect.
(c)Litigation.  The Purchaser has received no written notice of any existing, or to Purchaser’s knowledge, threatened, suit, action, or litigation against the Purchaser or any Affiliate thereof which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which could reasonably be expected to impede the Purchaser’s ability to proceed to Closing.
(d)Patriot Act Compliance.  Neither the Purchaser nor, to the Purchaser’s knowledge, any person, group, entity, or nation that the Purchaser is acting, directly or indirectly for or on behalf of, is named by any Executive Order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and the Purchaser is not engaging in the transaction contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transaction contemplated herein, directly or indirectly, on behalf of, any such person, group, entity or nation.  The Purchaser is not engaging in the transaction contemplated herein, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering, or predicate crimes to money laundering.  None of the funds of the Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in the Purchaser is prohibited by law or that the transaction contemplated herein is or will be in violation of law.
Article 5.
CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS
5.1.Seller’s Closing Deliveries.  The Sellers shall obtain or execute and deliver to the Escrow Agent at Closing, and, upon Closing, authorize Escrow Agent to record or deliver to the Purchaser, as applicable, the following documents, all of which shall be duly executed, acknowledged, and notarized where required:

(a)Deed. [****]
(b)Assignment and Assumption of Leases and Security Deposits.  As to each Seller with respect to its applicable portion of the Property, two (2) original counterparts of an assignment and assumption of the Leases and Security Deposits, in the form attached hereto as Exhibit “C” (the “Assignment and Assumption of Leases and Security Deposits”), executed by such Seller (it being understood and agreed that if there are no Leases in effect at Closing with respect to the portion of the Property as owned by [****]shall not be required to execute and deliver an Assignment and Assumption of Leases and Security Deposits with respect to its applicable portion of the Property);
(c)Bill of Sale.  As to each Seller with respect to its applicable portion of the Property, a bill of sale in the form attached hereto as Exhibit “D” (the “Bill of Sale”), executed by such Seller;
(d)General Assignment.  As to each Seller with respect to its applicable portion of the Property, an assignment with respect to the Intangible Property of such Seller, in the form attached hereto as Exhibit “E” (the “General Assignment”), executed by such Seller;
(e)Seller’s Affidavit.  As to each Seller with respect to its applicable portion of the Property, an owner’s affidavit, in the form attached hereto as Exhibit “F”, executed by such Seller;
(f)FIRPTA Certificate.  As to each Seller, a Certification of Non-Foreign Status with respect to such Seller in the form attached hereto as Exhibit “G”;
(g)Georgia Residency Certificate.  As to each Seller, an affidavit of Georgia residency legally sufficient to enable the Purchaser not to withhold and submit to the Georgia Department of Revenue the applicable percentage of the Purchase Price under O.C.G.A. Section 48-7-128, or if such Seller is unable to provide such affidavit, an affidavit of gain in accordance with applicable requirements (in which case, the applicable percentage of gain under O.C.G.A. Section 48-7-128 shall be submitted by the Escrow Agent from such Seller’s proceeds to the Department of Revenue);
(h)Evidence of Authority.  Such documentation as may reasonably be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed, and delivered on behalf of the Sellers;
(i)Settlement Statements.  Two (2) original counterparts of the settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of the Purchaser and each of the Sellers pursuant to this Agreement (the “Settlement Statement”);
(j)Tenant Estoppel Certificates.  Such originally executed Tenant Estoppel Certificates as may be in the possession of either Seller;
(k)Seller Certificate.  As to each Seller, a certificate in the form attached hereto as Exhibit “H” (each, a “Seller Certificate”), reaffirming such Seller’s representations as set forth in Section 4.1 hereof, with such changes as shall be necessary to make such representations true, complete, and accurate in all material respects as of the Closing Date, all subject to the provisions of Sections 4.2 and 4.3 hereof, and attaching an updated Rent Roll dated as of first day of the month in which Closing occurs;
(l)Notices of Sale to Tenants.  As to each Seller with respect to its applicable portion of the Property, a notice to the Tenants (in blank), executed by such Seller, in the form attached hereto as Exhibit “I” (the “Tenant Notice of Sale”), intended to notify the Tenants of the sale of the Property to the Purchaser, which the Purchaser shall complete and deliver to the Tenants under the Leases after the Closing Date;
(m)Transfer Tax Affidavits.  Any and all transfer tax statements or similar affidavits, forms, or other documentation customarily required in the jurisdiction in which the Property is located in connection with the payment of transfer or similar taxes as necessary in connection with the sale of the Property;
(n)Affidavit Regarding Brokers.  An Affidavit Regarding Commercial Real Estate Brokers in form and substance satisfactory to the Title Company, executed by the Sellers;
(o)Broker’s Lien Waiver.  A broker’s lien waiver in form and substance satisfactory to the Title Company, executed by Broker;
(p)1099-s.  A completed IRS Form 1099-S;
(q)Assignment of Declarant’s Rights.  As assignment of each Seller’s rights, if any, as the declarant or similar party under any instrument encumbering the Property in form substantially similar to that obtained by such Seller upon its acquisition of its applicable portion of the Property; and
(r)Other Documents.  Such other documents as shall be reasonably requested by the Title Company to effectuate the purposes and intent of this Agreement, so long as the same do not impose any liability or obligation upon either Seller not expressly contemplated in this Agreement.

At or promptly following Closing, the Sellers shall also deliver the following items to the Purchaser, which delivery may be effected at the property management offices for the Property:

(i)	Keys. All of the keys to any door or lock on the Property in the possession of either Seller or its property manager;
(ii)	Records. To the extent the same are in the possession of either Seller or its property manager, all tenant files, maintenance logs, property tax and assessment bills and correspondence, certificates of occupancy, permits and licenses, as-built plans for the Improvements, and any assignable warranties and guaranties received by any Seller with respect to the Property (but exclusive of internal analyses, attorney and accountant work product, attorney-client privileged documents, and other similar information of either Seller which such Seller reasonably deems confidential or proprietary); and

(iii)	Leases. To the extent the same are in the possession of either Seller, original executed counterparts of the Leases.
5.2.Purchaser’s Closing Deliveries.  The Purchaser shall obtain or execute and deliver to the Escrow Agent at Closing, and, upon the Closing, authorize Escrow Agent to record or deliver to the Sellers, as applicable, the following documents, all of which shall be duly executed, acknowledged and notarized where required:
(a)Assignment and Assumption of Leases and Security Deposits.  [****];
(b)General Assignment.  As to each Seller with respect to its applicable portion of the Property, two (2) original counterparts of the General Assignment, executed by the Purchaser;
(c)Settlement Statement.  Two (2) original counterparts to the Settlement Statement, executed by the Purchaser;
(d)Purchaser Certificate.  A certificate in the form attached hereto as Exhibit “K” (a “Purchaser Certificate”), reaffirming the Purchaser’s representations as set forth in Section 4.4 hereof;
(e)Evidence of Authority.  Such documentation as may reasonably be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed, and delivered on behalf of the Purchaser; and
(f)Other Documents.  Such other documents as shall be reasonably requested by the Sellers’ counsel or the Title Company to effectuate the purposes and intent of this Agreement, so long as the same do not impose any liability or obligation upon the Purchaser not expressly contemplated in this Agreement.
5.3.Closing Costs.  The costs of the transaction contemplated by this Agreement shall be apportioned and paid as set forth below in this Section 5.3.
(a)Seller Closing Costs.  The Sellers shall pay [****]
(b)Purchaser Closing Costs.  The Purchaser shall pay [****] hereto.
(c)Escrow Fees.  The Purchaser, on the one hand, and the Sellers, on the other hand, shall each pay one-half (1/2) of any reasonable escrow closing fees charged by the Escrow Agent and/or the Title Company.
5.4.Prorations and Credits.  The following items in this Section 5.4 shall be adjusted and prorated between the Sellers and the Purchaser, with the below prorations to be made as of 11:59 P.M. (eastern time) on the day immediately preceding the Closing Date, based upon the actual number of days in the applicable month, year, or other applicable period:
(a)Taxes.  All real estate and personal property taxes and any other ad valorem obligations imposed by any governmental authority, any payments in lieu of taxes, and any sales tax payable to any governmental authority with respect to rents and rental income (collectively, the “Taxes”) which accrue for the year in which the Closing occurs shall be prorated between the Purchaser and the Sellers, it being understood that each Seller is responsible for its share of Taxes, as applicable, to the extent relating to any time period (or portion thereof) prior to the Closing Date.  Taxes will be prorated on a calendar year basis.  If the Closing occurs prior to the receipt by the Sellers of the tax bills for the Property for the applicable tax period in which the Closing occurs, the Taxes with respect to the Property shall be prorated based upon the prior tax bill for the Property.
(b)Reproration of Taxes.  [****]
(c)Rents, Income and Other Expenses.  Rents and any other amounts paid by Tenants shall be prorated on the basis of a schedule which shall be prepared by the Sellers and delivered to the Purchaser for the Purchaser’s review and approval no less than two (2) days prior to the Closing Date.  The Purchaser shall receive at Closing a credit for the Purchaser’s pro rata share of the rents, additional rent, percentage rent, common area maintenance charges, tenant reimbursements and escalations, and all other rental payments as actually received by the Sellers for the month or other applicable period of Closing and for all other rents and other amounts that apply to periods from and after the Closing, but which are received by the Sellers prior to Closing.  The Purchaser agrees to pay to the applicable Seller, upon receipt, any rents or other payments by Tenants under the Leases that apply to periods prior to Closing but are received by the Purchaser after Closing; provided, however, that any rents or other payments received by the Purchaser shall be applied (i) first to amounts due for the month of Closing, (ii) second, to any current amounts then owing by such Tenants, and (iii) third, to delinquent rents in the order in which such rents are most recently past due; it being understood and agreed that the Purchaser shall have no obligation or liability whatsoever for the collection of any rents or other charges payable with respect to the Leases or any portion thereof, which are delinquent or past due as of the Closing Date, other than to use commercially reasonable efforts for a period of three (3) months after the Closing Date to collect delinquent rents for the period prior to the Closing Date (subject to the next-to-last sentence of this Section 5.4(c)); provided, however, that Purchaser shall not be required to commence any proceeding to evict any tenant or expend any monies in collecting  such delinquent rents.  Any reimbursements payable by Tenants under Leases as of the Closing Date, which reimbursements pertain to such Tenant’s pro rata share of operating expenses or common area maintenance costs (or increases thereto over any base year) incurred at any time prior to the Closing, shall be prorated upon the Purchaser’s actual receipt of any such reimbursements, on the basis of the number of days of the Sellers’ and Purchaser’s respective ownership of the Property during the period in respect of which such reimbursements are payable; and the Purchaser agrees to pay to such Seller its pro rata portion of such reimbursements, if any, within thirty (30) days after the Purchaser’s receipt thereof.  In the event that, subsequent to Closing, any Seller receives any payments of amounts due from any Tenant that are attributable to periods from and after the Closing Date, such Seller shall promptly forward the same to the Purchaser.  [****].
(d)Security Deposits.  The Sellers shall provide a credit against the Purchase Price equal to the Security Deposits not yet refunded or applied in accordance with the applicable Leases.
(e)Operating Expenses.  Personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable as of the Closing Date with respect to the Property (including, without limitation, charges under Permitted Exceptions) shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, the Purchaser and the Sellers will make a further adjustment for such taxes, charges and expenses affecting the Property that may have accrued or been incurred prior to the Closing Date, but not collected or paid at that date.  Notwithstanding the foregoing, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and operating expenses shall not be prorated as to which any Tenant under any Lease is obligated to pay the same directly to the provider thereof.  Promptly following the Closing, the Sellers and the Purchaser shall cooperate in transferring all utility and water and sewer accounts from the Sellers to the Purchaser (or in cancelling existing accounts and opening new accounts in the name of the Purchaser); it being agreed that each Seller shall be entitled to the refund of any utility deposits made by such Seller and the Purchaser will be responsible for the payment of any new or additional deposits or security required by any utility provider (all unless such Seller elects to have such deposit transferred to the Purchaser, in which case the applicable Seller shall receive a credit therefor at Closing).
(f)[****]
(g)Other Items.  Any other items which are customarily prorated in connection with the purchase and sale of properties similar to the Property shall be prorated as of the Closing Date as customary in the jurisdiction in which the Property is located.
(h)Survival.  The provisions of this Section 5.4 shall survive the Closing; provided, however, all reprorations and adjustments with respect to operating expenses as occurring pursuant to Section 5.4(e) shall be final as of the date that is [****]after Closing.
Article 6.
CONDITIONS TO CLOSING
6.1.Conditions Precedent to Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions not later than the Closing, any of which may be waived by the Purchaser in its sole discretion by written notice to the Sellers at or prior to the Closing Date:
(a)The Sellers shall have performed, in all material respects, all covenants, agreements, and undertakings of the Sellers contained in this Agreement, including without limitation, the delivery of the items required under Section 5.1 hereof;
(b)Subject to the provisions of Section 4.2 hereof, all representations and warranties of the Sellers under Section 4.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of Closing (with such representations and warranties being deemed to have been remade on and as of the Closing Date, subject to the provisions of Section 4.2 hereof);
(c)Estoppel certificates from Tenants (each, a “Tenant Estoppel Certificate”) [****]; and

(d)The Title Company shall be committed to issue the Title Policy, subject only to the occurrence of Closing, the payment by the Purchaser of any applicable premiums, and the satisfaction of any requirements in the Title Commitment as applicable to the Purchaser.

In the event that the condition precedent set forth above in clause (c) of this Section 6.1 is not satisfied as of the Business Day prior to the Scheduled Closing Date, then either the Purchaser or the Sellers may elect, by written notice to the other party hereto, to (i) extend the Closing Date on one (1) or more occasions for an aggregate period not to exceed thirty (30) days following the Scheduled Closing Date.   Subject to the foregoing right of the parties hereto to extend the Closing as provided in the preceding sentence or elsewhere in this Agreement, in the event any condition in this Section 6.1 has not been satisfied (or otherwise waived in writing by the Purchaser) prior to or on the Closing Date, the Purchaser may terminate this Agreement by giving written notice to the Sellers whereupon the Escrow Agent shall return the Earnest Money to the Purchaser, this Agreement shall terminate, and neither the Purchaser nor the Sellers shall have any further obligations or liabilities hereunder except for such obligations or liabilities of the Purchaser as are expressly intended to survive the termination of this Agreement.  Notwithstanding the foregoing, in the event that the failure of any of the foregoing conditions in this Section 6.1 is the result of a breach or default by a Seller that would allow the exercise of remedies by the Purchaser pursuant to Section 8.2 hereof, the Purchaser shall have the right to proceed with such remedies under and as allowed by Section 8.2 hereof.

6.2.Conditions Precedent to the Sellers’ Obligations.  The obligations of the Sellers hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by the Sellers in their sole discretion by written notice to the Purchaser at or prior to the Closing Date:
(a)The Purchaser shall have deposited the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, into escrow with the Escrow Agent, which Purchase Price shall be payable to the Sellers in the amount and in the manner provided for in this Agreement;
(b)The Purchaser shall have performed, in all material respects, all covenants, agreements, and undertakings of the Purchaser contained in this Agreement; and
(c)All representations and warranties of the Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing (with such representations and warranties being deemed to have been remade on and as of the Closing Date).

In the event any of the foregoing conditions precedent are neither satisfied nor waived by the Sellers as of the Closing Date (as the same may have been extended in accordance with this Agreement), the Sellers may terminate this Agreement by giving written notice to the Purchaser, and in such case, the Escrow Agent shall disburse the Earnest Money to the Sellers and no party hereto shall have any further obligations or liabilities hereunder except for such obligations or liabilities as are expressly intended to survive the termination of this Agreement.

Article 7.
CASUALTY AND CONDEMNATION
(a)Casualty.  The Sellers shall, upon becoming aware thereof, deliver prompt written notice to the Purchaser of any damage or destruction with respect to the Property (exclusive of immaterial damages to be repaired prior to Closing or that is the responsibility of a Tenant).  In the event of any immaterial damage or destruction to the Property or any portion thereof, the Sellers and the Purchaser shall proceed to close under this Agreement, and the Purchaser will receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due to the applicable Seller or Sellers as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and the Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies (not to exceed the reasonable cost of repairing such casualty).  For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction which can be repaired or restored at a cost equal to or less than [****] of the Purchase Price.

In the event of any material damage or destruction with respect to the Property (being damage or destruction which is not deemed immaterial in accordance with the preceding paragraph), the Purchaser may, at its option, by written notice to the Sellers given within fifteen (15) days after the Purchaser is notified in writing by the Sellers of such damage or destruction (with the Closing being extended as necessary to provide the Purchaser the above-allowed time in which to respond), (i) terminate this Agreement, whereupon the Escrow Agent shall promptly return the Earnest Money to the Purchaser, in which event the parties shall have no further rights and liabilities hereunder except with respect to those matters specifically surviving the termination of this Agreement, or (ii) proceed to close under this Agreement, receive any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due the applicable Seller or Sellers as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and the Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies.  If the Purchaser fails to deliver to the Sellers written notice of its election within the period set forth above, the Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence.

7.2.Condemnation.  If, prior to the Closing, all or any part of the Property is subjected to an actual threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if the Sellers have received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), the Sellers shall give the Purchaser prompt written notice of such Taking (a “Notice of Taking”).  In the event of any immaterial Taking with respect to the Property or any portion thereof, the Sellers and the Purchaser shall proceed to close under this Agreement.  For purposes of this Agreement, the term “immaterial Taking” shall mean any Taking which does not: (i) result in a taking of any portion of a building structure (exclusive of temporary usage rights, easements, and other non-exclusive rights that do not reduce the amount of rentable space in the Improvements); (ii) materially and adversely affect access to or parking at the Property; or (iii) result in a condition which would cause the Property to be nonconforming under applicable zoning ordinances.

In the event of any material Taking (being a Taking that is not deemed immaterial), the Purchaser may, at its option, by written notice to the Sellers given within fifteen (15) days after the Purchaser’s receipt of a Notice of Taking, elect to terminate this Agreement, whereupon the Earnest Money shall be returned to the Purchaser (with the Scheduled Closing Date being extended as necessary to provide the Purchaser the above-allowed time in which to respond).  If the Purchaser chooses to terminate this Agreement then the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement.

If the Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Property as contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, the Sellers shall assign, transfer, and set over to the Purchaser all of the right, title, and interest of the Sellers in and to any awards applicable to the portion of the Property that has been or that may thereafter be made for such Taking.

Article 8.
DEFAULT AND REMEDIES
8.1.Purchaser’s Default.  [****]
8.2.Sellers’ Default.  [****]
Article 9.
ASSIGNMENT
9.1.Assignment.  Subject to the immediately following sentence, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the prior written consent of the other.  Notwithstanding the foregoing, this Agreement and all of the Purchaser’s rights hereunder may be transferred and assigned, in whole but not in part, to a Person commonly owned and controlled with the Purchaser; provided that the Purchaser shall provide the Sellers with written notice of such assignment not less than five (5) Business Days prior to the Closing Date.   Any assignee or transferee under any such assignment by the Purchaser as to which the written consent of the Sellers has been given or as to which the consent of the Sellers is not required hereunder shall expressly assume all of the Purchaser’s duties, liabilities, and obligations under this Agreement (whether arising or accruing prior to or after the applicable assignment or transfer) by written instrument delivered to the Sellers as a condition to the effectiveness of such assignment or transfer.  No such assignment shall relieve the original Purchaser of any duties or obligations hereunder as occurring prior to Closing, and the written assignment and assumption shall expressly so provide.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement (other than the indemnity provisions) is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

Article 10.
BROKERAGE COMMISSIONS
10.1.Broker.  Upon the Closing, and only in the event the Closing occurs, the Sellers shall pay a brokerage commission to  [****] (“Broker”) pursuant to a separate agreement between the Sellers and Broker.  The Sellers have not engaged any other broker in connection with this transaction.  Each of the Sellers shall and does hereby agree to indemnify and hold the Purchaser Parties harmless from and against any and all costs, claims, and liabilities, including reasonable attorneys’ fees actually incurred, as arising from any claim by any broker (including, without limitation, Broker), claiming that such Seller or any of its Affiliates had engaged such broker for the sale of the Property and that a commission is owed with respect thereto as a result of the transaction contemplated by this Agreement.  Likewise, the Purchaser shall and does hereby agree to indemnify and hold the Seller Parties harmless from and against any and all costs, claims, and liabilities, including reasonable attorneys’ fees actually incurred, as arising from any claim by any broker claiming that the Purchaser or any of its Affiliates had engaged such broker in connection with the purchase of the Property and that a commission is owed with respect thereto.  This Section 10.1 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any termination of this Agreement.
Article 11.
LIMITATIONS ON LIABILITY
11.1.Survival of Sellers’ Covenants, Representations and Warranties.  Except for any indemnification obligations and obligations with respect to prorations, any covenants of the Sellers as set forth in this Agreement that are to survive the Closing shall survive the Closing until the end of the Survival Period.  The representations and warranties of each Seller as set forth in this Agreement or under any Closing Document shall survive the Closing for the period specified under Section 4.2(c) hereof.
11.2.Minimum and Maximum Liability.  [****]
11.3.No Consequential or Punitive Damages.  Each party hereby waives its rights to recover from any other party lost profits, amounts attributable to diminution in value, or any consequential, punitive, exemplary, or special damages; provided, however, the foregoing shall not operate to relieve any party of its obligation to indemnify and hold harmless any other party from any such damages in the event that the same are claimed against such party by a third party with respect to a matter for which the indemnifying party is obligated to provide indemnification under this Agreement.
11.4.Additional Limitations on Sellers’ Liability.  The Sellers shall have no liability with respect to any breach of any covenant, representation, or warranty under this Agreement or any of the Closing Documents if, prior to the Closing, the Purchaser had knowledge of the subject breach by a Seller, and the Purchaser nevertheless consummates the transaction contemplated by this Agreement.
11.5.Exculpation.  [****].

11.6.Survival.  The provisions of this Article 11 shall survive the Closing or any termination of this Agreement.
Article 12.
MISCELLANEOUS
12.1.Notices.  Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand delivery, U.S. registered or certified mail, return receipt requested, postage prepaid, or e-mail, to the addresses or e-mail set out below or at such other addresses as are specified by written notice delivered in accordance herewith:
PURCHASER:	CTO Realty Growth, Inc. 1140 N. Williamson Boulevard, Suite 140 Daytona Beach, Florida 32114 Attention: Steven Greathouse Email: sgreathouse@ctlc.com

with a copy to:	[****]

SELLERS:	[****]
with a copy to:	[****]
[****]
[****]
[****]

Any notice or other communication (i) sent via overnight carrier, hand delivery, or registered or certified U.S. Mail shall be deemed effectively given or received upon receipt or, if attempted on a Business Day during ordinary business hours, the first attempted delivery (including any refusal to accept the same), and (ii) sent by e-mail shall be deemed effectively given or received on the day of transmission if transmitted prior to 5:00 P.M. eastern time on a Business Day and otherwise shall be deemed effectively given or received on the first Business Day after the day of transmission of such notice (it being understood and agreed, however, that e-mail notices as transmitted on the date of expiration of the Inspection Period, or as transmitting the First Title Notice or any Subsequent Title Notice, shall be deemed effective on the applicable date so long as the same are transmitted by e-mail at any time prior to 11:59 P.M. eastern time on such date).  Notices and other communications hereunder which are transmitted via e-mail, however, shall not be effective unless expressly acknowledged by the recipient via return e-mail or unless the same are also transmitted by one of the other delivery means permitted hereunder not later than two (2) Business Days following the transmission of the subject e-mail.  Notices may be given by the attorneys for the respective parties hereto on their behalf.  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto written notice of the same at least two (2) Business Days in advance of such change.

12.2.Time Periods.  If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a day that is not a Business Day, then such time period shall be automatically extended through 5:00 P.M. eastern time on the next Business Day.
12.3.Publicity.  [****]
12.4.Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations.  If any provision of this Agreement, or the application thereof to any Person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.
12.5.Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that the Sellers and the Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement.  Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
12.6.Submission to Jurisdiction.  [****]
12.7.Governing Law.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF GEORGIA, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.
12.8.General Provisions.  Except as otherwise specified in this Agreement, no failure of any party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.  This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.  Any amendment to this Agreement shall not be binding upon the Sellers or the Purchaser unless such amendment is in writing and executed by the Sellers and the Purchaser.  Subject to the provisions of Section 9.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.  Time is of the essence in this Agreement.  The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph.  Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law.  All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.
12.9.Attorneys’ Fees.  If the Purchaser or any Seller or any of them brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover from the other, in addition to all other remedies or damages as herein provided, court costs and its actual and reasonable out-of-pocket attorneys’ fees and costs incurred in (a) such suit at trial, (b) any appeal or in connection with any bankruptcy or similar proceedings, and (c) litigating the entitlement to and amount of attorneys’ fees to which the prevailing party is entitled.  For the avoidance of doubt, no statutory presumptions as to the amount of attorneys’ fees shall apply with respect to any such recovery.
12.10.Counterparts.  This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original.  To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by e-mail, and the signature page of either party to any counterpart may be appended to any other counterpart.
12.11.Effective Agreement.  The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property.  In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.
12.12.Solicitation of Offers.  From and after the Effective Date until the termination of this Agreement, neither Seller shall, directly or indirectly, actively solicit offers from any third party regarding the sale of the Property, actively negotiate with a third party for the sale of the Property, or consummate a sale of the Property to any third party.
12.13. 1031 Tax-Deferred Exchange. Purchaser may acquire the Property or any portion thereof or interest therein as part of one or more so-called “like kind” exchanges pursuant to Section 1031 of the Code Internal Revenue Code (whether one or more, a “Tax Deferred Exchange”).  Each Seller agrees to cooperate in a commercially reasonable manner in any such Tax Deferred Exchange and to execute such documents as are reasonably necessary in connection therewith; provided that no Seller shall be obligated to incur any cost or expense in connection with any such Tax Deferred Exchange or to incur any obligation or liability with respect to such Tax Deferred Exchange or any third party.  The Sellers’ obligation to sell the Property, and Purchaser’s obligation to buy the Property, subject to the terms and provisions of this Agreement, shall not be conditioned on Purchaser’s ability to acquire the property as part of a Tax Deferred Exchange.
12.14.Survival.  The provisions of this Article 12 shall survive the Closing or any termination of this Agreement.

[Signatures commence on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month, and year first above written.

SELLERS:

[****]

[Signatures Continue on Following Page]

PURCHASER:

CTO REALTY GROWTH, INC.,

a Maryland corporation

By: /s/ Steven R. Greathouse

Name: Steven R. Greathouse

Title: SVP & CIO

[End of Signatures]

SCHEDULES

To be finalized and attached prior to the expiration of the Inspection Period.

EXHIBITS

[****]